Titan International, Inc.
2701 Spruce Street
Quincy, IL 62301
INVESTOR CONTACT:
Todd Shoot
SVP, Investor Relations & Treasurer
217-221-4416

FOR IMMEDIATE RELEASE
Thursday, August 6, 2020

Titan International, Inc. Reports Second Quarter 2020 Results

Quarter Highlights

•	Ending cash and cash equivalents balance was $80.2 million, an increase of $19.8 million during the quarter

•	Net sales were $286.1 million, a $104.5 million YOY decrease, net sales would have been $305.9 million on a constant currency basis

•	SGARD expenses were $30.6 million (10.7% of net sales), a YOY decrease of 20.2%

•	Loss from operations was $3.1 million

•	Net loss attributable to Titan was $5.0 million and EPS was $(0.08)

•	Adjusted EBITDA was $13.3 million

QUINCY, ILLINOIS, August 6, 2020 - Titan International, Inc. (NYSE: TWI), a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products, today reported results for the second quarter ended June 30, 2020.

Net sales for the second quarter of 2020 were $286.1 million, compared to net sales of $390.6 million for the second quarter of 2019, representing a $104.5 million, or 26.7 percent, decrease. On a constant currency basis, net sales for the second quarter 2020 would have been $305.9 million. Net loss applicable to common shareholders for the second quarter of 2020 was $5.0 million, equal to a loss of $0.08 per basic and diluted share, compared to loss of $7.1 million, equal to a loss of $0.12 per basic and diluted share, in the second quarter of 2019.

Net sales for the first six months of 2020 were $627.6 million, compared to net sales of $801.0 million for the first six months of 2019, representing a $173.3 million, or 21.6 percent, decrease. On a constant currency basis, net sales for the first six months of 2020 would have been $660.1 million. Net loss applicable to common shareholders for the first six months of 2020 was $30.5 million, equal to a loss of $0.50 per basic and diluted share, compared to loss of $5.9 million, equal to a loss of $0.10 per basic and diluted share, for the first six months of 2019.

“Our strong focus on protecting the balance sheet, via cash preservation, accessing additional liquidity and improving our working capital position are each positive takeaways from the second quarter," stated Paul Reitz, President and Chief Executive Officer. "We were able to increase our cash balance nearly $20 million during the quarter while maintaining a similar net debt position. This improved position will aid Titan as we continue to navigate the effects of the COVID-19 pandemic. The One Titan global team remains focused on the safety of our people while proudly serving our customers, and I want to again thank the team for their tremendous commitment and diligent efforts throughout this pandemic. In early May, during our most recent earnings announcement, we outlined several key actions we had implemented in response to the COVID-19 pandemic and in the midst of tremendous uncertainty. I am very pleased to report that our actions and efforts have been effective.

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“As expected, Titan had significant disruptions with plant shutdowns due to dislocation in demand primarily from OEM customers, along with some government restrictions during April. During the remainder of the quarter production levels improved; however, we continued to experience disruptions due to lower demand from our customers. Our ITM undercarriage business saw the deepest impact from lower customer demand across most geographies, particularly within the construction market.

“We entered the second quarter expecting this period to be the most challenging of the year and perhaps in Titan’s long history. Our results demonstrate that we’ve navigated the challenges quite well, but like many companies we remain in an environment with limited demand visibility from our customers and also where the information we are receiving is often conflicting and changing rapidly. We continue to see an unusually high level of drop-in orders and we must remain nimble and flexible to quickly respond to meet those customer demands. Typically, we experience a sales slowdown in the third quarter due to the normal summer maintenance shutdowns and employee holidays, which we anticipate will be further exacerbated by the effects of the continuing COVID-19 pandemic. Therefore, we’ll continue to remain diligently focused on making timely decisions and taking quick actions to adjust to demand fluctuations. Also, the liquidity actions we have taken have better positioned us to handle this crisis and we remain hopeful for some potential rebound in demand later in the year leading into 2021.”

Liquidity position

David Martin, Senior Vice President and Chief Financial Officer commented, “We have previously discussed targeted reductions of selling, general, administrative, research and development (SGARD) expenses. These measures have been further accelerated resulting in current anticipated full year SGARD in the range of $130 million to $135 million. The results in the second quarter reflect the progress achieved from company-wide initiatives to lower costs with SGARD expenses totaling under $31 million. The decrease in SGARD was the result of reduced information technology spending, lower payroll and related costs across the board, reduced marketing costs and reduced travel expenses.

“We are continuing to limit capital spending to include primarily health, safety, environmental, and other critical items. As communicated during our last earnings call, this is in direct response to cash preservation measures as a result of the impact of the COVID-19 pandemic on the business. We were also able to complete agreements to secure additional credit capacity in Europe through both private and government backed programs that provide approximately $20 million of added liquidity.

“During June, we also completed the sale of our remaining ownership interest in Wheels India Limited, generating more than $24 million in net proceeds. We previously announced our expectations for an additional $20 million to $50 million in non-core asset sales; the Wheels India sale puts us within that range, with an additional $20 million on track to be completed during the remainder of this year. The sale of non-core assets, including Wheels India, has resulted in over $37 million of added liquidity during 2020, with the cash received used to reduce debt levels.”

Results of Operations

Net sales for the second quarter ended June 30, 2020, were $286.1 million, compared to $390.6 million in the comparable quarter of 2019, a decrease of 26.7 percent driven by sales decreases in all segments. Overall net sales volume was down 24.0 percent from the comparable prior year quarter, due primarily to challenges in the earthmoving/construction market as a result of a slowdown of the global construction market, particularly in Europe. Approximately $31 million in reduced sales, in comparison to the same period of 2019, was attributable to plant closures and disruptive markets in Europe, Asia and Latin America resulting from the COVID-19 pandemic. Global trade issues, as well as the impact of the COVID-19 pandemic, were contributing factors in the sales decrease in the Agriculture market, which resulted in lower volume from OEM customers. Unfavorable currency translation negatively impacted net sales by 5.1 percent. Favorable price/mix partially offset these declines and contributed to a 2.4 percent increase in net sales.

Net sales for the six months ended June 30, 2020, were $627.6 million, compared to $801.0 million in the comparable six-month period of 2019, a decrease of 21.6 percent driven by sales decreases in all segments. Overall

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net sales volume was down 18.1 percent from the comparable period in the prior year, due primarily to the aforementioned economic factors. The overall net sales volume was also impacted by approximately $45 million in reduced sales in comparison to the same period of 2019 due to COVID-19 related plant closures in Europe, Asia and Latin America. Unfavorable currency translation negatively impacted net sales by 4.1 percent. Favorable price/mix partially offset these declines and contributed to a 0.6 percent increase in net sales.

Gross profit for the second quarter ended June 30, 2020 was $29.9 million, compared to $38.3 million in the comparable prior year period. Gross margin was 10.4 percent of net sales for the quarter, compared to 9.8 percent of net sales in the comparable prior year period. The decrease in gross profit was driven by the impact of lower sales volume across most geographic regions. The decrease in gross profit was also impacted by a $1.0 million reserve for impairment of inventory for the closure of our Saltville, Virginia wheel operations. The unfavorable gross profit impact from the COVID-19 pandemic mentioned above was approximately $7 million. The increase in gross profit as a percentage of sales for the quarter ended June 30, 2020, as compared to the comparable period in 2019, was primarily due to strong initiatives to reduce labor and overhead costs across global production facilities. In addition, raw material prices were down relative to the prior year.

Gross profit for the first six months of 2020 was $57.1 million, compared to $83.6 million in the comparable prior year period. Gross margin was 9.1 percent of net sales for the first six months of 2020, compared to 10.4 percent of net sales in the comparable prior year period. The decrease in gross profit was driven by the impact of lower sales volume across most geographic regions. The decrease in gross profit was also impacted by the aforementioned factors experienced in the second quarter. The unfavorable gross margin impact from the COVID-19 pandemic mentioned above was approximately $11 million.

Selling, general, administrative, research and development (SGARD) expenses for the second quarter of 2020 were $30.6 million, compared to $38.3 million for the comparable prior year period. As a percentage of net sales, SGARD was 10.7 percent, compared to 9.8 percent for the comparable prior year period. The decrease in SGARD was driven primarily by lower professional fees related to investments in information technology for ongoing stabilization of an enterprise resource planning (ERP) software implementation within North America during 2019, lower payroll related costs, lower marketing costs and reduced travel expenses, resulting from company-wide initiatives to lower costs.

SGARD expenses for the first six months of 2020 were $64.9 million, compared to $76.8 million for the comparable prior year period. As a percentage of net sales, SGARD expenses were 10.3 percent, compared to 9.6 percent for the comparable prior year period.  The decrease in SGARD was also primarily due to lower professional fees related to investments in information technology related to ongoing stabilization of an ERP software implementation within North America during 2019, as well as, lower payroll related costs, lower marketing costs, and reduced travel expenses, again, resulting from company-wide initiatives to lower costs.

Loss from operations for the second quarter of 2020 was $3.1 million, or 1.1 percent of net sales, compared to loss of $2.4 million, or 0.6 percent of net sales, for the second quarter of 2019.  Loss from operations for the first six months of 2020 was $12.7 million, or 2.0 percent of net sales, compared to income of $1.7 million, or 0.2 percent of net sales, for the first six months of 2019. The decrease in income from operations for each of these periods was primarily driven by lower net sales and the net result of the items previously discussed.

Foreign exchange gain was $8.8 million for the three months ended June 30, 2020, compared to a loss of $1.2 million for the three months ended June 30, 2019. Foreign exchange loss was $8.4 million for the first six months of 2020, compared to a gain of $4.5 million for the first six months of 2019. Foreign currency exchange gain or loss is the result of the significant movements in foreign currency exchange rates in many of the geographies in which we conduct business and translation of intercompany loans at certain foreign subsidiaries, which are denominated in local currencies rather than the reporting currency, which is the United States dollar. Since such loans are expected to be settled at some point in the future, these loans are adjusted each reporting period to reflect the current exchange rates. During the first quarter of 2020, we settled a number of intercompany loans as part of an ongoing loan restructuring initiative with a resulting foreign exchange loss, which is reflected in the total foreign exchange loss recognized for the first six months of 2020.

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The second quarter of 2020 net loss applicable to common shareholders was $5.0 million, equal to a loss of $0.08 per basic and diluted share, compared to loss of $7.1 million, equal to a loss of $0.12 per basic and diluted share, in the comparable prior year period.

Net loss applicable to common shareholders for the six months ended June 30, 2020, was $30.5 million, equal to a loss of $0.50 per basic and diluted share, compared to a loss of $5.9 million, equal to a loss of $0.10 per basic and diluted share, in the comparable prior year period.

Adjusted EBITDA was $13.3 million for the second quarter of 2020, compared to $12.8 million in the comparable prior year period. Adjusted EBITDA was $22.5 million for the first six months of 2020, compared to $32.6 million in the comparable prior year period. The Company utilizes EBITDA and adjusted EBITDA, non-GAAP financial measures, as a means to measure its operating performance. A reconciliation of net income (loss) to EBITDA and adjusted EBITDA can be found at the end of this release.

Segment Information

Agricultural Segment

(Amounts in thousands)	Three months ended		Six months ended
	June 30,		June 30,
	2020	2019	2020	2019
Net sales	$147,267	$164,284	$320,206	$356,014
Gross profit	15,613	14,247	29,640	36,372
Income from operations	6,992	4,365	2,298	18,293

During the quarter, lower sales volume in North America, Europe and Latin America contributed 8.4 percent of this decrease in net sales while unfavorable currency translation, primarily in Latin America, Europe and Russia, decreased net sales by 6.8 percent. Favorable price/mix increased net sales by 4.9 percent. Lower sales volumes were primarily caused by continued weakness in the commodity markets and the effect of the COVID-19 pandemic which continues to cause significant uncertainty for customers in most geographies, most notably OEM customers. The increase in gross profit is primarily attributable to production efficiencies from company-wide cost reduction initiatives and lower raw material costs.

During the six months ended June 30, 2020, lower sales volume in North America, Europe and Latin America contributed 4.8 percent of this decrease while unfavorable currency translation, primarily in Latin America, Europe and Russia, decreased net sales by 4.9 percent. Unfavorable price/mix further decreased net sales by 0.3 percent. Lower sales volumes were primarily caused by continued weakness in the commodity markets and the effect of the COVID-19 pandemic which continues to cause significant uncertainty for customers in most geographies, most notably OEM customers. The decrease in gross profit is primarily attributable to the impact of lower sales volume and unfavorable foreign currency translation.

Earthmoving/Construction Segment

(Amounts in thousands)	Three months ended		Six months ended
	June 30,		June 30,
	2020	2019	2020	2019
Net sales	$112,457	$184,782	$249,379	$361,527
Gross profit	11,614	19,701	22,368	37,871
(Loss) income from operations	(1,902)	5,697	(8,897)	11,225

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During the quarter, the decrease in earthmoving/construction sales was driven by decreased volume, which negatively impacted net sales by 37.5 percent. This decrease was primarily due to a tightening within the construction market in our undercarriage business in all geographies. The direct impact of the COVID-19 pandemic accounted for approximately $26 million of the sales decrease due to plant shutdowns and market disruptions in Europe, Asia and Latin America. Unfavorable currency translation across most non-US geographies decreased net sales by 3.1 percent, but was partially offset by favorable price mix, which increased net sales by 1.5 percent. The decrease in gross profit was primarily driven by the lower sales volume, which created certain production inefficiencies, the impact of the COVID-19 pandemic and unfavorable foreign currency translation.

The decrease in earthmoving/construction sales for the six months ended June 30, 2020 was driven by decreased volume, which negatively impacted net sales by 30.4 percent. This decrease was primarily due to a tightening within the construction market in all geographies, especially in our undercarriage business. The direct impact of the COVID-19 pandemic accounted for approximately $40 million of the sales decrease due to plant shutdowns and market disruptions in Europe, Asia and Latin America. Unfavorable currency translation across most non-US geographies decreased net sales by 2.7 percent but was partially offset by favorable price mix, which increased net sales by 2.1 percent. The decrease in gross profit was primarily driven by the lower sales volume, which created certain production inefficiencies, the impact of the COVID-19 pandemic and unfavorable foreign currency translation.

Consumer Segment

(Amounts in thousands)	Three months ended		Six months ended
	June 30,		June 30,
	2020	2019	2020	2019
Net sales	$26,409	$41,531	$58,048	$83,430
Gross profit	2,640	4,360	5,103	9,329
Income from operations	1,425	1,228	1,131	3,349

During the quarter, the decrease in net sales was driven by lower sales volume, especially in North America, Latin America and Australia, which negatively impacted net sales by 25.7 percent, and unfavorable currency translation, primarily in Latin America, and unfavorable price mix, which decreased net sales by 6.9 percent and 3.8 percent respectively. The decline in Latin America continued to be driven by lower demand for light utility truck tires and the impact of the COVID-19 pandemic. The decrease in gross profit was due primarily to lower sales in the light utility truck markets.

The decrease in consumer segment net sales for the six months ended June 30, 2020 was driven by lower sales volume, especially in North America, Latin America and Australia, which negatively impacted net sales by 21.9 percent, and unfavorable currency translation, primarily in Latin America, and unfavorable price mix, which decreased net sales by 6.1 percent and 2.4 percent, respectively. The decline in Latin America continued to be driven by lower demand for light utility truck tires and the impact of the COVID-19 pandemic, while declines in other geographies related to a shift in focus to agriculture and earthmoving/construction products. The decrease in gross profit was due primarily to lower sales in the light utility truck markets.

Financial Condition

The Company ended the second quarter of 2020 with total cash and cash equivalents of $80.2 million, compared to $66.8 million at December 31, 2019. Long-term debt at June 30, 2020, was $462.2 million, compared to $443.3 million at December 31, 2019. Short-term debt was $40.8 million at June 30, 2020, compared to $61.3 million at December 31, 2019. Net debt (total debt less cash and cash equivalents) was $422.9 million at June 30, 2020, compared to $437.8 million at December 31, 2019.

Net cash provided by operating activities for the first six months of 2020 was $5.5 million, compared to net cash used for operations of $10.0 million for the comparable prior year period. Capital expenditures were $8.4 million for the

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first six months of 2020, compared to $16.7 million for the comparable prior year period. Capital expenditures during the first six months of 2020 and 2019 represent critical equipment replacement and improvements, along with new tools, dies and molds related to new product development. The overall capital outlay for 2020 is being suppressed as a direct response to cash preservation activities as a result of the impact of the COVID-19 pandemic on the business.

Teleconference and Webcast

Titan will be hosting a teleconference and webcast to discuss the second quarter financial results on Thursday, August 6, 2020, at 9 a.m. Eastern Time.

The real-time, listen-only webcast can be accessed on our website at www.titan-intl.com within the “Investor Relations” page under the “News & Events” menu (https://ir.titan-intl.com/news-and-events/events/default.aspx). Listeners should access the website at least 15 minutes prior to the live event to download and install any necessary audio software.

A webcast replay of the teleconference will be available on our website (https://ir.titan-intl.com/news-and-events/events/default.aspx) soon after the live event.

In order to participate in the teleconference, which includes live audio for the Q&A portion, participants will need to register for this teleconference in advance using this link http://www.directeventreg.com/registration/event/9642949. After registering, the dial in details and unique conference codes needed for entry to the call will be available immediately via web browser and a confirmation email will be sent which includes this information. Registration is now open for the live call. To ensure you are connected timely, we suggest registering a day in advance or at minimum 15 minutes prior to the start of the call.

Safe Harbor Statement

This press release contains forward-looking statements. These forward-looking statements are covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “would,” “could,” “potential,” “may,” “will,” and other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, these assumptions are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond Titan International, Inc.'s control. As a result, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to, the effect of the COVID-19 pandemic on our operations and financial performance; the effect of a recession on the Company and its customers and suppliers; changes in the Company’s end-user markets into which the Company sells its products as a result of domestic and world economic or regulatory influences or otherwise; changes in the marketplace, including new products and pricing changes by the Company’s competitors; the Company's ability to maintain satisfactory labor relations; unfavorable outcomes of legal proceedings; the Company's ability to comply with current or future regulations applicable to the Company's business and the industry in which it competes or any actions taken or orders issued by regulatory authorities; availability and price of raw materials; levels of operating efficiencies; the effects of the Company's indebtedness and its compliance with the terms thereof; changes in the interest rate environment and their effects on the Company's outstanding indebtedness; unfavorable product liability and warranty claims; actions of domestic and foreign governments, including the imposition of additional tariffs; geopolitical and economic uncertainties relating to the countries in which the Company operates or does business; risks associated with acquisitions, including difficulty in integrating operations and personnel, disruption of ongoing business, and increased expenses; results of investments; the effects of potential processes to explore various strategic transactions, including potential dispositions; fluctuations in currency translations; risks associated with environmental laws and regulations; risks relating to our manufacturing

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facilities, including that any of our material facilities may become inoperable; risks relating to financial reporting, internal controls, tax accounting, and information systems; and the other risks and factors detailed in the Company’s periodic reports filed with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those reports. These forward-looking statements are made only as of the date hereof. The Company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events, or for any other reason, except as required by law.
About Titan

Titan International, Inc. (NYSE: TWI) is a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products. Headquartered in Quincy, Illinois, the Company globally produces a broad range of products to meet the specifications of original equipment manufacturers (OEMs) and aftermarket customers in the agricultural, earthmoving/construction, and consumer markets. For more information, visit www.titan-intl.com.

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Titan International, Inc.
Consolidated Statements of Operations
Amounts in thousands, except per share data

	Three months ended		Six months ended
	June 30,		June 30,
	2020	2019	2020	2019
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net sales	$286,133	$390,597	$627,633	$800,971
Cost of sales	255,259	352,289	566,936	717,399
Asset impairment	1,007	—	3,586	—
Gross profit	29,867	38,308	57,111	83,572
Selling, general and administrative expenses	28,441	35,746	60,398	71,651
Research and development expenses	2,132	2,544	4,542	5,161
Royalty expense	2,395	2,448	4,875	5,054
(Loss) income from operations	(3,101)	(2,430)	(12,704)	1,706
Interest expense	(8,008)	(8,295)	(16,043)	(16,228)
Foreign exchange gain (loss)	8,836	(1,239)	(8,406)	4,484
Other (loss) income	(390)	2,069	7,046	3,065
Loss before income taxes	(2,663)	(9,895)	(30,107)	(6,973)
Provision (benefit) for income taxes	1,980	(3,218)	2,035	(1,303)
Net loss	(4,643)	(6,677)	(32,142)	(5,670)
Net income (loss) attributable to noncontrolling interests	402	(253)	(1,611)	(1,224)
Net loss attributable to Titan	(5,045)	(6,424)	(30,531)	(4,446)
Redemption value adjustment	—	(661)	—	(1,437)
Net loss applicable to common shareholders	$(5,045)	$(7,085)	$(30,531)	$(5,883)

Loss per common share:
Basic	$(.08)	$(.12)	$(.50)	$(.10)
Diluted	$(.08)	$(.12)	$(.50)	$(.10)
Average common shares and equivalents outstanding:
Basic	60,602	60,000	60,481	59,973
Diluted	60,602	60,000	60,481	59,973

Dividends declared per common share:	$—	$.005	$.005	$.01

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Titan International, Inc.
Consolidated Balance Sheets
Amounts in thousands, except share data

	June 30, 2020	December 31, 2019

Assets
Current assets
Cash and cash equivalents	$80,160	$66,799
Accounts receivable, net	192,410	185,238
Inventories	294,537	333,356
Prepaid and other current assets	74,094	58,869
Total current assets	641,201	644,262
Property, plant and equipment, net	337,646	374,798
Operating lease assets	21,480	23,914
Deferred income taxes	605	2,331
Other assets	30,362	69,002
Total assets	$1,031,294	$1,114,307

Liabilities
Current liabilities
Short-term debt	$40,784	$61,253
Accounts payable	136,802	158,647
Other current liabilities	120,985	107,253
Total current liabilities	298,571	327,153
Long-term debt	462,240	443,349
Deferred income taxes	2,820	6,672
Other long-term liabilities	66,006	73,145
Total liabilities	829,637	850,319

Redeemable noncontrolling interest	25,000	25,000

Equity
Titan shareholders' equity
Common stock ($0.0001 par value, 120,000,000 shares authorized, 60,787,263 issued at June 30, 2020 and 60,710,983 at December 31, 2019)	—	—
Additional paid-in capital	531,577	532,070
Retained deficit	(105,167)	(74,334)
Treasury stock (at cost, 184,969 and 427,771 shares, respectively)	(2,055)	(4,234)
Accumulated other comprehensive loss	(248,982)	(218,651)
Total Titan shareholders’ equity	175,373	234,851
Noncontrolling interests	1,284	4,137
Total equity	176,657	238,988
Total liabilities and equity	$1,031,294	$1,114,307

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Titan International, Inc.
Consolidated Statements of Cash Flows
All amounts in thousands

	Six months ended
	June 30,
Cash flows from operating activities:	2020	2019
Net loss	$(32,142)	$(5,670)
Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
Depreciation and amortization	27,119	27,809
Asset impairment	3,586	—
Deferred income tax provision	(2,111)	156
Loss on sale of Wheels India Limited shares	703	—
Gain on property insurance settlement	(4,936)	—
Stock-based compensation	1,071	555
Issuance of treasury stock under 401(k) plan	615	459
Foreign currency translation (gain) loss	8,122	(1,789)
(Increase) decrease in assets:
Accounts receivable	(22,383)	(27,193)
Inventories	23,051	14,258
Prepaid and other current assets	(2,491)	(1,763)
Other long-term assets	844	1,305
Increase (decrease) in liabilities:
Accounts payable	(11,568)	(3,863)
Other current liabilities	19,180	(6,949)
Other liabilities	(3,159)	(7,316)
Net cash provided by (used for) operating activities	5,501	(10,001)
Cash flows from investing activities:
Capital expenditures	(8,402)	(16,725)
Payments related to redeemable noncontrolling interest	—	(41,000)
Sale of Wheels India Limited shares	15,722	—
Proceeds from property insurance settlement	4,936	—
Other	(358)	1,235
Net cash provided by (used for) investing activities	11,898	(56,490)
Cash flows from financing activities:
Proceeds from borrowings	76,798	92,723
Payment on debt	(74,011)	(42,083)
Dividends paid	(603)	(599)
Other financing activities	608	—
Net cash provided by financing activities	2,792	50,041
Effect of exchange rate changes on cash	(6,830)	1,131
Net increase (decrease) in cash and cash equivalents	13,361	(15,319)
Cash and cash equivalents, beginning of year	66,799	81,685
Cash and cash equivalents, end of year	$80,160	$66,366

Supplemental information:
Interest paid	$15,188	$16,416
Income taxes paid, net of refunds received	$4,732	$4,203

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Titan International, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
Amounts in thousands, except earnings per share data

The Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). These supplemental schedules provide a quantitative reconciliation between each of adjusted net income (loss) attributable to Titan, EBITDA, adjusted EBITDA, and net debt, each of which is a non-GAAP financial measure and the most directly comparable financial measures calculated and reported in accordance with GAAP.

We present adjusted net income (loss) attributable to Titan, adjusted earnings per common share, EBITDA, adjusted EBITDA, and net debt, as we believe that they assist investors with analyzing our business results. In addition, management reviews each of these non-GAAP financial measures in order to evaluate the financial performance of each of our segments, as well as the Company’s performance as a whole. We believe that the presentation of these non‑GAAP financial measures will permit investors to assess the performance of the Company on the same basis as management.

Adjusted net income (loss) attributable to Titan, adjusted earnings per common share, EBITDA, adjusted EBITDA, and net debt should be considered supplemental to, not a substitute for, the financial measures calculated in accordance with GAAP. One should not consider these measures in isolation or as a substitute for our results reported under GAAP. These measures have limitations in that they do not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP. In addition, these measures may be calculated differently than non-GAAP financial measures reported by other companies, limiting their usefulness as comparative measures. We attempt to compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

The table below provides a reconciliation of adjusted net income (loss) attributable to Titan to net (loss) income applicable to common shareholders, the most directly comparable GAAP financial measure, for each of the three and six month periods ended June 30, 2020 and 2019.

	Three months ended		Six months ended
	June 30,		June 30,
	2020	2019	2020	2019

Net loss applicable to common shareholders	$(5,045)	$(7,085)	$(30,531)	$(5,883)
Adjustments:
Remove redemption value adjustment	—	661	—	1,437
Insurance Reimbursement	—	—	(4,936)	—
Foreign exchange (gain) loss	(8,836)	1,239	8,406	(4,484)
Asset impairment	1,007	—	3,586	—
Loss on sale of Wheels India Limited shares	2,005	—	2,005	—
Restructuring charge	399	—	399	—
Adjusted net loss attributable to Titan	$(10,470)	$(5,185)	$(21,071)	$(8,930)

Adjusted earnings per common share:
Basic	$(0.17)	$(0.09)	$(0.35)	$(0.15)
Diluted	(0.17)	(0.09)	(0.35)	(0.15)

Average common shares and equivalents outstanding:
Basic	60,602	60,000	60,481	59,973
Diluted	60,602	60,000	60,481	59,973

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The table below provides a reconciliation of net income (loss) to EBITDA and adjusted EBITDA, non-GAAP financial measures, for the three and six-month periods ended June 30, 2020 and 2019.

	Three months ended		Six months ended
	June 30,		June 30,
	2020	2019	2020	2019

Net loss	$(4,643)	$(6,677)	$(32,142)	$(5,670)
Adjustments:
Provision (benefit) for income taxes	1,980	(3,218)	2,035	(1,303)
Interest expense	8,008	8,295	16,043	16,228
Depreciation and amortization	13,334	13,136	27,119	27,809
EBITDA	$18,679	$11,536	$13,055	$37,064
Adjustments:
Insurance reimbursement	—	—	(4,936)	—
Foreign exchange (gain) loss	(8,836)	1,239	8,406	(4,484)
Asset impairment	1,007	—	3,586	—
Loss on sale of Wheels India Limited shares	2,005	—	2,005	—
Restructuring charge	399	—	399	—
Adjusted EBITDA	$13,254	$12,775	$22,515	$32,580

The table below provides a reconciliation of net debt, a non-GAAP financial measure, as of June 30, 2020 and December 31, 2019.

	June 30, 2020	December 31, 2019

Long-term debt	$462,240	$443,349
Short-term debt	40,784	61,253
Total debt	$503,024	$504,602
Cash and cash equivalents	80,160	66,799
Net debt	$422,864	$437,803

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